UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)



                                    CREO INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON SHARES, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    225606102
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------
                                 AUGUST 11, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement
--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G

CUSIP No. 225606102                                         Page 2  of 4  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS                    Scitex Corporation Ltd.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                 Israel

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                                                                 0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER                          0

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER                       0

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER                     0

    WITH
________________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  0



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES (See Instructions)

                                                                          [ ]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     0%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)                           CO



________________________________________________________________________________

                                      13G

CUSIP No. 225606102                                    Page 3 of 4 Pages


ITEM 2(a)   NAME OF PERSON FILING:

            Scitex Corporation Ltd.


ITEM 4.     OWNERSHIP.

         (a)  Amount beneficially owned:     0 common shares, no par value


         (b)  Percent of class:              0%


         (c)  Number of shares as to which such person has:
              (i)   Sole power to vote or to direct the vote                 0
              (ii)  Shared power to vote or to direct the vote               0
              (iii) Sole power to dispose or to direct the disposition of    0
              (iv)  Shared power to dispose or to direct the disposition of  0

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: August 11, 2003                     SCITEX CORPORATION LTD.


                                          /S/ Yahel Shachar
                                          --------------------------------------
                                          Name:  Yahel Shachar







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